EXHIBIT 10.1
             AGREEMENT FOR HEALTH INFORMATION AND PHARMACY SERVICES



         THIS AGREEMENT ("Agreement"), effective as of the 1st day of June, 2003, is entered into by and between MEDSTRONG INTERNATIONAL CORPORATION ("MIC"), a Delaware corporation, with its principal office located at 500 Silver Spur Road, Third Floor, Rancho Palos Verdes, California 90274, and MEDICAL DATA ALERT SYSTEMS, INC., ("MDAS"), a California corporation, and NationsRx, Inc. ("NationsRx") a Nevada Company, both with their principal office located at 23905 Clinton Keith Road, Suite 114-201, Wildomar, California 92595.

         WHEREAS, MIC is a consumer-based provider of health information services to consumers and organizations interested in private label and other programs;

         WHEREAS, among the services provided by MIC is Patient Data Quickly, a membership program that allows individuals to store and update their medical records online for confidential and instantaneous future access;

         WHEREAS, MDAS is a provider of medical portal services, including practice management, insurance, medical record data storage and retrieval and pharmaceutical services licensed from NationsRx, Inc. which is an integrated pharmacy benefit management Company; and MDAS wish to license MIC's program (as further defined in Schedule A) in a private label transaction and alliance; and

         WHEREAS,  MDAS,  and MIC  desire to make  MIC's  program  available  to
various  customers  of  NationsRx  in  a  private  label   transaction,   to  be
administered by MIC and marketed by MDAS;

         WHEREAS, NationsRx and MIC desire to make NationsRx's program available to various customers of MIC in a private label transaction, to be administered by NationsRx and marketed by NationsRx;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   OFFERING:
     --------

     a) Throughout the term of this Agreement, MDAS and NationsRx will make available to all persons who purchase various programs from them, the MIC private label medical record storage and retrieval system as set out in Schedule A.

     b) Throughout the term of this Agreement, MIC will make available to all persons who purchase various programs from them, the NationsRx consumer pharmacy discount program as set out in Schedule B.

2.   PAYMENT FROM MDAS TO MIC:
     ------------------------

     a) For the period from June 1, 2003 through and including December 31, 2008, MDAS shall pay MIC an amount of from $3.75 to $2.25 for each plan sold as further set out in clause 4. For the same period of this agreement, for all renewal plans sold, MDAS shall pay MIC the same amount.

     c)  There will be no start-up charges assigned to MDAS

     d) For all Plan purchases reported to MIC in a given calendar month, payment for the corresponding consumer plans shall be made to MIC not later than the thirty first (31st) day of the month immediately succeeding.

3.   PAYMENT TO MIC FROM NATIONSRX:
     -----------------------------

     a) For the period from June 1, 2003 through and including December 31, 2008, NationsRx shall pay MIC an amount of $6.00 for each individual pharmacy benefit plan (PBP) sold and $9.00 for each family pharmacy benefit plan sold. For the same period of this agreement, for all renewal plans sold, NationsRx shall pay MIC 50% of the initial commission for the first renewal year and 25% of the initial commission for each subsequent year.

     b)  There will be no start-up charges assigned to MIC.

     c) For all Plan purchases reported to NationsRx in a given calendar month, payment for the corresponding consumer plans shall be made to MIC not later than the thirty first (31st) day of the month immediately succeeding.

4.   VOLUME FOR MIC PLANS:
     --------------------

     MIC has entered into this Agreement, and has agreed to the payment structure set forth herein, in reliance on the representation by MDAS and NationsRx that it will generate not less than two hundred thousand
     (200,000.00) paid program units (PPU) in the first calendar year of operations. In the event MDAS generates sales of 200,000 PPU's they shall pay $3.00 per plan sold.

     If the amount sold is greater than 200,000 the price per unit will decrease:

     The amount paid shall be reduced for all sales for each 25,000 sales increment over 200,000 PPU's sold by MDAS until a minimum price of $2.25 is reached. The price shall reduce by 7.5 cents per 10,000 in sales over 200,000

     If the amount sold is less than 200,000 the price per unit will increase:

     The price shall increase by each 10,000 sales increment below 200,000 PPU's MDAS achieves until a maximum price of $3.75 is reached. The price per unit shall increase by 7.5 cents per 10,000 in sales under 200,000.

             For volume under 200,000
Volume         Price Charged to MDAS
      200,000   $                            3.00
      190,000   $                            3.08
      180,000   $                            3.15
      170,000   $                            3.23
      160,000   $                            3.30
      150,000   $                            3.38
      140,000   $                            3.45
      130,000   $                            3.53
      120,000   $                            3.60
      110,000   $                            3.68
      100,000   $                            3.75
       90,000   $                            3.75
       80,000   $                            3.75

               For volume over 200,000
Volume         Price Charged to MDAS
      200,000   $                            3.00
      210,000   $                            2.93
      220,000   $                            2.85
      230,000   $                            2.78
      240,000   $                            2.70
      250,000   $                            2.63
      260,000   $                            2.55
      270,000   $                            2.48
      280,000   $                            2.40
      290,000   $                            2.33
      300,000   $                            2.25





5.   TERM AND TERMINATION:
     --------------------

     a) The initial term ("Initial Term") of this Agreement shall be from June 1, 2003 to December 31, 2008. Unless otherwise terminated pursuant to the terms hereof, this Agreement shall automatically renew for additional one-year periods beginning December 31, 2008.

     b) Either party may terminate this Agreement, without cause, as of the end of the Initial Term or any renewal term by giving written notice of such termination not less than ninety (90) days prior to the end of such term.

     c) MIC may terminate this Agreement in the event that MDAS fails to generate 200,000 PPU's the first year, or for any subsequent calendar year period, by giving MDAS ninety (90) days written notice of such termination.

     d) NationsRx may terminate MIC's right to sell PBP's under this Agreement in the event that MIC fails to generate 10,000 PBP's the first year, or for any subsequent calendar year period, by giving MIC ninety (90) days written notice of such termination

     e) This Agreement may also be terminated immediately upon written notice as follows:

         1)  by mutual written agreement of the parties;

         2) If a party commits a material breach of this Agreement, and such breach is not cured for a period of thirty (30) days after written notice is given to the breaching party specifying the nature of the breach and requesting that it be cured within the thirty (30) day period to the satisfaction of the non-breaching party;

         3) In the event any party files bankruptcy, becomes insolvent, has a receiver of its assets appointed, makes a general assignment for the benefit of creditors, or has any procedure commenced for reorganization of its affairs.

     f) Upon termination of this Agreement by either party, all obligations hereunder shall cease, except as follows:


         1) that MIC and NationsRx will provide the contracted member services until such time as all memberships hereunder expire, and


         2) That each party shall be entitled to receive any and all compensation that became due the party prior to such termination and for any and all renewals whether occurring before or after termination.


6.   PROMOTIONAL MATERIALS:
     ---------------------

     a) All promotional and point of sale materials to be used by MDAS with respect to the private label program shall be produced at the sole cost and expense of MDAS. MIC shall participate with MDAS in the development of such promotional materials as MDAS shall reasonably request.

     b) All promotional and point of sale materials to be used by MIC with respect to the private label program shall be produced at the sole cost and expense of MIC. NationsRx shall participate with MIC in the development of such promotional materials as MIC shall reasonably request.

     c) Any scripts, advertising copy, brochures, and other marketing materials of any kind whatsoever, whether written or oral, that include the name or any trade name, trademark, service mark or other proprietary intellectual property of a party shall be approved by such party, in writing, prior to the use thereof.

7.   INDEMNIFICATION:
     ---------------

     MDAS and NationsRx agree to indemnify and hold harmless MIC, its officers, employees, affiliates and agents, from any and all claims, lawsuits or damages, (including any punitive or extra contractual damages) or other liabilities resulting from the acts or omissions of MDAS, NationsRx, their affiliates, or its officers, employees or representatives, in connection with this Agreement whether or not negligent, grossly negligent, intentional or otherwise.

     MIC agrees to indemnify and hold harmless MDAS and NationsRx, their officers, employees, affiliates, and agents from any and all claims, lawsuits, damages (including any punitive or extra contractual damages) or other liabilities resulting from the acts or omissions of MIC, its affiliates or its officers, employees or representatives in connection with this Agreement, whether or not negligent, grossly negligent, intentional or otherwise.



8.   CONFIDENTIALITY OF INFORMATION:
     ------------------------------

         a) Under this Agreement, MIC will receive information from MDAS and NationsRx or MDAS and NationsRx customers which is personal and private information such as customer names, addresses and personal medical information ("Confidential Information"). MIC agrees that all Confidential Information shall be maintained with due regard for the individuals' right of confidentiality and in compliance with applicable federal and state privacy laws.

         b) Under this Agreement, NationsRx will receive information from MIC or MIC customers which is personal and private information such as customer names, addresses and personal medical information ("Confidential Information"). NationsRx agrees that all Confidential Information shall be maintained with due regard for the individuals' right of confidentiality and in compliance with applicable federal and state privacy laws.



9.   INFORMATION AND REPORTS:
     -----------------------

         a) Each payment made to MIC pursuant to Section 2 hereof shall be accompanied by a report prepared by MDAS, in a format reasonably acceptable to MIC, containing such information as MIC shall reasonably request with respect to the purchasers of Plans for the corresponding month.

         b) Each payment made to MIC pursuant to Section 2 hereof shall be accompanied by a report prepared by NationsRx, in a format reasonably acceptable to MIC, containing such information as MIC shall reasonably request with respect to the purchasers of Plans for the corresponding month.


10.  NOTICES:
     -------

     Any and all notices required to be given under this Agreement or which either of the parties may desire to give shall be in writing and shall be served by (i) registered or certified mail, postage prepaid, return receipt requested, (ii) any recognized national or international overnight delivery service to the addresses set forth below, or (iii) via facsimile;

     Jerry R. Farrar, President/CEO            David A Rykbos, M.S., President
     Medstrong International Corporation       Medical Data Alert Systems, Inc.&
     3rd Floor                                 per NationsRx, Inc.
     500 Silver Spur Road,                     23905 Clinton Keith Road,
                                               Suite 114-201
     Rancho Palos Verdes, California 90274     Wildomar, CA  92595.
     Fax No: (310) 544-7100                    Fax No: (909) 696-0848

11.  ASSIGNMENT:
     ----------

     This Agreement shall not be assignable by either party without the express written consent of the other party, which consent may denied at the sole discretion of such other party.

12. GOVERNING LAW; SECTION HEADINGS:
    -------------------------------

     The laws of the State of California shall govern this Agreement. The section headings are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement in any way.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement, effective as of the date first set forth above.

MEDSTRONG INTERNATIONAL CORPORATION


By:
     -------------------------------------
Name:
       -----------------------------------
Title:
       -----------------------------------
Date:
      ------------------------------------

MEDICAL DATA ALERT SYSTEMS, INC. and
Per NATIONSRX, INC


By:
    --------------------------------------
Name:
       -----------------------------------
Title:
       -----------------------------------
Date:
       -----------------------------------

                                   SCHEDULE A



1.   Patient Data Quickly (PDQ) Vital Health Information storage and retrieval.

2.   Daily late-breaking health news e-mail newsletter stylized for MDAS.

3.   Program includes consumer access to medical archives.


                                   SCHEDULE B

1) Card based national consumer pharmacy discount program